EXHIBIT 99.1

FOR:	AMREP Corporation
300 Alexander Park, Suite 204
Princeton, NJ 08540

CONTACT:	Peter M. Pizza
Vice President and Chief Financial Officer
(609) 716-8210

AMREP REPORTS FIRST QUARTER FISCAL 2014 RESULTS

Princeton, New Jersey, September 13, 2013 - AMREP Corporation (NYSE: AXR) today reported a net loss of $687,000, or $0.11 per share, for its fiscal 2014 first quarter ended July 31, 2013, compared to a net loss of $608,000, or $0.10 per share, for the first quarter of the prior fiscal year. Results for the first quarter of fiscal 2013 included a non-cash impairment charge of $169,000 ($107,000 after tax, or $0.02 per share) reflecting the write-down of a real estate investment asset. Revenues were $20,509,000 in the first quarter of this fiscal year versus $19,596,000 for the same period last year.

Revenues from the Company’s Media Services operations, which include Subscription Fulfillment Services operations conducted by the Company’s Palm Coast Data subsidiary (including its FulCircle Media business acquired December 31, 2012) and Newsstand Distribution and Product and Packaging Services and other operations conducted by its Kable Media Services subsidiary, increased from $19,588,000 for the first quarter of 2013 to $20,278,000 for the same period in 2014.   This revenue was due to the addition of FulCircle, whose revenues in the first quarter totaled $1,359,000.  Media Services’ operating expenses increased from $16,367,000 for the first quarter of 2013 (83.6% of Media Services revenues) to $17,728,000 for the first quarter of 2014 (87.4% of Media Services revenues), primarily from expenses associated with FulCircle.

Revenues from land sales at AMREP Southwest were $228,000 for the first quarter of 2014 compared to no land sale revenue for the same period of 2013.  The average gross profit percentage on land sales was 17% for the first quarter of 2014.  Revenues, average selling prices and related gross profits from land sales can vary significantly from period to period as a result of many factors, including the nature and timing of specific transactions, and prior results are not necessarily a good indication of what may occur in future periods.

AMREP Corporation's Media Services operations, conducted by its Kable Media Services, Inc. and Palm Coast Data LLC subsidiaries, distribute magazines to wholesalers and provide subscription and product fulfillment and related services to publishers and others, and its AMREP Southwest Inc. subsidiary is a major holder of real estate in New Mexico.

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AMREP CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	Three Months Ended July 31,
	2013	2012

Revenues	$20,509,000	$19,596,000

Net income (loss)	$(687,000)	$(608,000)

Earnings (loss) per share – Basic and Diluted	$(0.11)	$(0.10)

Weighted average number of common shares outstanding	6,374,000	5,996,000